Exhibit 10.21

Galaxy Digital Holdings Ltd.

December 15, 2020

Damien Vanderwilt

Re:	Grant of Ordinary Shares

Re:	Grant of Ordinary Shares

Galaxy Digital Holdings Ltd. (“PubCo”) and Galaxy Digital Services LLC (collectively the “Company”), is pleased to confirm the following award terms to you. Capitalized terms used but not defined in this letter will have the meanings assigned in the offer of employment dated December 3, 2020 relating to your employment by the Company and Galaxy Digital Holdings Limited Partnership (the “Partnership”).

1.	Ordinary Shares. Provided that you sign and return this letter, you are hereby granted 1,079,971 ordinary shares in the capital of PubCo (“Award Units”), all subject to the terms of this letter, approval of the Board of Directors and final approval of the Toronto Stock Exchange (“TSX”).

2.	Vesting.

2.1	Generally. Your Award Units will vest in the amounts and on the vesting date (each, a “Vesting Date”) as set forth in the table below, in each case subject to your continued employment with the Company on the applicable Vesting Date and without having given notice of resignation other than for Good Reason.

Vesting Date	Award Units That Will Vest
December 1, 2023	454,971 Ordinary Shares
December 1, 2024	625,000 Ordinary Shares

2.2	Termination Treatment. In the event of a termination of your employment with the Partnership, the following rules will apply:

Type of Termination	Vesting Treatment of Award Units
By the Company for Cause	All Award Units, whether vested or unvested, will be forfeited on the date of your termination of employment with the Partnership or any affiliate thereof (the “Termination Date”).
By the Company without Cause, or by you for Good Reason	As of the day immediately prior to the Termination Date, the tranche of Award Units scheduled to vest on the Vesting Date immediately following the Termination Date will vest.

Type of Termination	Vesting Treatment of Award Units
As a result of death or disability	As of the day immediately prior to the Termination Date, all unvested Award Units will vest.
By the Company without Cause, or by you for Good Reason, in each case, within two years following a Change in Control	As of the day immediately prior to the Termination Date, all unvested Award Units will vest.

For the avoidance of doubt, if you are placed on garden leave, the Termination Date will be the date of the termination of your employment at the end of such garden leave period.

Upon providing any notice of resignation to the Company other than for Good Reason, all vesting regardless of any notice period shall cease and prior to departure from the Company, all unvested Award Units shall be forfeited.

2.3	Definitions. For purposes of this letter:

(a)	“Cause” will have the meaning set forth in an offer letter, employment agreement or other written agreement between you and the Company (or any of its affiliates) or, if there is no such agreement which defines Cause, Cause will mean your (A) conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (B) failure to substantially perform your responsibilities for the Company after notice and 30 days to cure (other than such failure resulting from your incapacity due to physical or mental illness); (C) material breach of any of the Company’s written policies; (D) breach of any restrictive covenant applicable to you; or (E) gross misconduct or negligence that is or may reasonably be expected to have a material adverse effect on the reputation, business or interests of the Company.

(b)	“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any of the following events:

(i)	any transaction (other than a transaction described in clause (ii) below) pursuant to which any person or group of persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the PubCo representing 30% or more of the Fully Exchanged Share Capital; provided that the event described in this clause (i) will not be deemed to be a Change in Control (A) by virtue of the ownership, or acquisition, of securities of the Pubco by any person who is (or was) a holder of limited partnership units of GDH LP prior, or pursuant, to the Plan of Arrangement or (B) if the event requires the approval of the PubCo shareholders before it can proceed and the event is approved by such shareholders;

(ii)	there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the PubCo and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the shareholders of Pubco (on a Fully Exchanged Basis) immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the ultimate parent company that directly or indirectly has beneficial ownership of at least 95% of the combined outstanding voting power of the surviving or resulting entity in such arrangement, amalgamation, merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the PubCo immediately prior to such transaction;

(iii)	the sale, lease, exchange, license or other disposition of all or substantially all of the PubCo’s assets to a person other than (A) a disposition to a Person that was an affiliate of the PubCo at the time of such sale, lease, exchange, license or other disposition or (B) a sale, lease, exchange, license or other disposition to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by shareholders of PubCo (on a Fully Exchanged Basis) in substantially the same proportions as their beneficial ownership of the Fully Exchanged Share Capital immediately prior to such sale, lease, exchange, license or other disposition; or

(iv)	any other event or circumstance that the Board of Directors of the PubCo determines in its discretion constitutes a “Change in Control;”

(c)	“Fully Exchanged Share Capital” means a notional number of issued and outstanding ordinary shares of PubCo calculated as if giving effect to the exchange of all issued and outstanding GDH B Units for ordinary shares in accordance with the terms of the GDH B Units.

(d)	“Good Reason” will mean (A) a material reduction by the Partnership in your base salary or annual target bonus opportunity; (B) you no longer report to the CEO of the Company; (C) a diminution in your title, duties or responsibilities; or (D) a relocation of your location of employment to more than 35 miles from your principal place of employment; provided that any such event will not constitute Good Reason unless (x) you provide the Partnership with written notice of the event giving rise to Good Reason within 30 days following the occurrence of such event, (y) the Partnership fails to cure such event within 30 days after receipt of such notice and (z) you terminate your employment within 90 days following the occurrence of such event.

3.	Your Representations and Warranties to the Company. The Company is formed pursuant to the laws of the Cayman Islands and listed on the TSX and as such only certain sophisticated persons are eligible to become shareholders. In addition, the Company has taken steps to rely on the exemption from registration under Section 3(c)(7) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). Accordingly, to establish your eligibility, you acknowledge, represent and warrant to the Company as follows:

3.1	You are accepting your Award Units for your own account, for investment and not with a view to the resale or distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”) or other applicable securities laws. You have not entered into any agreement or arrangement to, and you agree that you will not, sell, hedge, pledge or otherwise transfer your Award Units, except in compliance with applicable laws. You understand that your Award Units are compensatory in nature.

3.2	You have such knowledge and experience in financial and investment matters and in other business matters that you are capable of evaluating the merits and risks of your Award Units. In addition, you have a business relationship with the Company that is of a nature to make you aware of the business and financial circumstances of the Company. Your financial condition is such that you have no need for liquidity with respect to your Award Units and no need to dispose of them to satisfy any existing or contemplated undertaking or indebtedness. You understand that your Award Units are a speculative investment that involves a high degree of risk of loss (or of never having any value), and you acknowledge that you have adequate means of providing for your current needs and possible contingencies and are financially able to withstand the loss of the entire value of your Award Units (or, again, their never having any value).

3.3	You understand that your Award Units have not been and will not be registered under the Securities Act and that you will therefore not be afforded most of the protections of the Securities Act.

3.4	You are an “accredited investor” as defined in Regulation D under the Securities Act (an “Accredited Investor”).

3.5	You are a “knowledgeable employee” as defined in Rule 3c-5 under the U.S. Investment Company Act (a “Knowledgeable Employee”).

3.6	You understand and agree that neither the Partnership nor the Company is making any representation or warranty with respect to the Partnership or the Company or their respective business or prospects or the potential value of your Award Units.

You agree to notify the Company promptly if, at any time, one or more of these representations and warranties ceases to be true.

4.	Transferability of Shares

4.1	Any Shares comprising an Award Unit will be issued in certificated or direct registered (DRS) form.

4.2	The Shares are restricted shares, meaning that such Shares may only be transferred by you in the follow ways:

(a)	The Shares may be transferred to a person that is simultaneously an Accredited Investor, a Qualified Purchaser and a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act (a “Qualified Institutional Buyer”) in a transaction that is not subject to registration under the Securities Act or any other applicable securities laws in a minimum amount of US$250,000; or

(b)	The Shares may be transferred in a transaction that is an “offshore transaction” as defined in Regulation S under the Securities Act.

Any other transfer of such Shares will be void.

4.3	Each Share certificate will include a legend to be determined by the Board in its sole discretion (which is expected to be materially consistent with legends included on certificates representing Shares issued to other investors that are U.S. Persons), which may only be removed if and upon being transferred pursuant to Section 4.2(b).

5.	Other Terms and Conditions.

5.1	Amendment of Award Agreement. The Board of Directors of PubCo, may amend, alter, substitute, cancel or terminate this Agreement; provided, that no such amendment, alternation, substitution, cancellation or termination shall be made without any requisite approval of the PubCo shareholders if such approval is necessary to comply with any applicable legal or regulatory requirement (including, without limitation, as necessary to comply with any rules or regulations of the TSX); provided, further, that any such amendment, alternation, substitution, cancellation or termination that would materially and adversely affect your rights shall not to that extent be effective without your consent.

5.2	No Effect on At-Will Employment or Any Other Agreement. Nothing in this letter or your status as a holder of Award Units confers upon you any right to continued employment with the Company or affects any right that the Company may have to terminate your employment.

5.3	Right of Offset. The Company will have the right to offset against any distribution from the Company any outstanding amounts that you may then owe to the Company.

5.4	Nature of the Award Units. The Award Units constitutes special discretionary incentive compensation and will not be required to be taken into account in computing the amount of your salary or compensation for determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company.

5.5	Governing Law. The validity, interpretation, construction and performance of this letter will be governed by the laws of the Cayman Islands without regard to its conflicts of law principles.

5.6	Arbitration. Any controversy or claim between you and the Company arising out of or relating to or concerning this letter will be settled by arbitration to be held in the city of New York.

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If you agree, please sign a copy of this letter and return it to the undersigned.

Very truly yours,

Galaxy Digital Holdings Ltd,

Executed as a Deed:

By:	/s/ Andrew Siegel
	Name:	Andrew Siegel
	Title:	Authorized Signatory

Intending to be legally bound, I accept and agree to the terms of this letter as of the date written on the first page

Executed as a Deed:

/s/ Damien Vanderwilt
Damien Vanderwilt

Witnessed:

By:	/s/ Francesca Don Angelo
Name:	Francesca Don Angelo